Exhibit 99.(j)(4)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectuses and “Arrangements to disclose portfolio holdings to service providers and fiduciaries”, “Financial statements and report of independent registered public accounting firm” and “Independent registered public accounting firm” in the Statements of Additional Information and to the use of our reports dated August 29, 2018, with respect to the financial statements of The UBS Funds for the period ended June 30, 2018  which are incorporated by reference in Post-Effective Amendment No. 135 to the Registration Statement (Form N-1A No. 033-47287).

/s/ Ernst & Young LLP

New York, New York

October 26, 2018